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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Tenet Healthcare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TENET HEALTHCARE CORPORATION

Mailing Address: 13737 Noel Road Dallas, Texas, 75240 (469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Friday, May 12, 2006

April 3, 2006

To our Shareholders:

        Our Annual Meeting of Shareholders will be held on Friday, May 12, 2006, at 8:00 a.m. Central time at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, for the following purposes:

  1.
  To elect nine directors for terms of one-year each;

  2.
  To ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2006; and

  3.
  To transact any other business that properly may come before the meeting or any postponements or adjournments thereof.

        You may vote if you were a shareholder of record at the close of business on March 15, 2006.

        It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by completing and returning the proxy card enclosed with this Notice. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and included in the "General Information" section of the accompanying Proxy Statement. You may revoke a proxy at any time before it is voted at the Annual Meeting by following the instructions in the Proxy Statement. You are invited to attend the meeting and you may vote in person at the meeting even though you have already voted in another manner.

E. PETER URBANOWICZ Corporate Secretary

Letter to Shareholders

Dear Tenet Shareholder,

        2005 was a year of considerable progress that was partially offset by some difficult new challenges. We made substantial progress to enhance the quality of patient care, and our hospitals are receiving third-party recognition for those enhancements. And thanks to the outstanding work of our new managed care negotiating team, we've begun to receive much better pricing from our payers. We've also controlled costs effectively and have resolved major litigation over pre-2003 legacy issues.

        In brief, Tenet has built a strong foundation for success that is beginning to produce measurable results.

        Unfortunately, in 2005 we faced significant challenges from an unprecedented year of natural disasters and a difficult industry environment. Yet despite these difficulties, the commitment of the 74,000 men and women who have dedicated themselves to Tenet Healthcare is inspiring. Without question, our proudest moment came during the aftermath of Hurricane Katrina when our employees across the nation reached out to help one another.

        That effort demonstrates the real progress we have made toward building a strong corporate culture. Together, Tenet employees have put patients first and placed quality, honesty and integrity at the forefront of everything we do. We also define this culture through five distinct characteristics—quality, service, people, cost and growth—which serve as the basis of the performance management tool we instituted in 2005, the Balanced Scorecard.

        Our major accomplishments in 2005 are these:

1.
Our Commitment to Quality initiative, launched in the summer of 2003, is showing great results. Our transformation teams are working with the hospitals and physicians to implement the most current evidence-based techniques to improve the way we provide care, and our results thus far have been gratifying. Our hospitals have improved substantially in the 18 quality metrics on the federal government's Hospital Compare web site. Private health insurers have recognized our hospitals for the quality of care as well. United Healthcare, the nation's largest healthcare insurer, has awarded 18 Tenet hospitals its "Premium Status" for cardiovascular care. This is five times the national rate at which United is making these designations. CIGNA, another large health insurer, has designated 41 Tenet hospitals as "Centers of Excellence" in one or more of 19 clinical service lines. We also participate in other recognized third-party measurement studies, including Leap Frog and the Joint Commission on the Accreditation of Health Care Organizations, because we believe so fervently that clinical quality will be the long-term key to profitable volume growth.

2.
We made significant progress in resolving litigation and ongoing investigations of our pre-2003 issues. In fact, we have now resolved all major patient and shareholder litigation and class actions by uninsured patients. We continue to seek an equitable resolution of our remaining issues, but these efforts have moved far more slowly than we would have hoped. Some of the investigations about pre-2003 events are now in their fourth year. Resolving these remaining issues is a top priority for the company.

3.
We took broad-based actions to improve the three main economic drivers of our business: pricing, cost and volume.

  You may remember that pricing was Tenet's biggest economic challenge three years ago. Tenet had lost virtually all of its pricing power as a result of its aggressive pricing strategy implemented in the few years prior to 2003. In the second half of 2005, we generated normal industry pricing growth, and the progression of our managed care portfolio yield (the best indicator of pricing in our industry) over the past two years has gone from negative 8% in Q4 2003 to more than positive 9% in Q4 2005. This is a dramatic improvement. This accomplishment results from a fundamental change in our approach to managed care contracting. We now have a centralized team in Dallas, augmented by regional negotiators, who have worked diligently with our managed care customers to re-negotiate our contracts.

  Our effort to restructure our managed care contract portfolio is complete, and we are now focused on the more traditional task of improving our contracts in the areas of volume, pricing, terms and collections.

  We also had a solid year on the cost front. We were able to contain unit cost growth below the rate of medical inflation, and we slowed the rates of increase in labor and supplies—two of our larger expense items. Achieving this level of cost control in an environment of declining patient volumes has not been easy, but our performance in cost control has been among the best in our industry.

  In addition, we have refocused capital spending to support our quality and growth initiatives in areas that are high priorities for the physicians who practice in Tenet hospitals. Historically, our capital expenditures were concentrated on large multi-year construction projects, including new hospitals, wings and towers. Today, we have a much more balanced approach to capital spending. In 2005 we launched a special six-year, $350 million investment in new technology to improve clinical information systems and enhance communications and patient monitoring. With rapidly improving technology, there can be an unlimited thirst for capital in this business, but we are spending prudently, and putting the money where it can have the most immediate impact on our patients and physicians.

  While we made measurable progress in these important areas, we also continued to battle negative industry trends in bad debt expense and patient volume.

  Along with hospitals across the country, we struggled in 2005 with unprecedented levels of bad debt expense. Historically, bad debt expense resulted largely from bankrupt payers or from patients who present themselves at hospital emergency rooms. However, in recent years, we are seeing a much more meaningful challenge from the bad debt resulting from uninsured and underinsured workers. These are people who make too much money to qualify for state or federal assistance, but do not earn enough to cover their basic living expenses plus the cost of their health care.

  We maintained our reputation as a pioneer in helping address the problems of hospital industry billing and collection practices toward uninsured patients. When we launched our Compact with Uninsured Patients in 2003, we were the first major hospital operator to discount our services to the uninsured.

  Unfortunately, as the government, insurers and employers promote and design plans that shift health costs to employees, hospitals are left carrying a substantially larger portion of the tab. We are working with our payers to reflect this shift in our commercial contracts and to find new ways to improve our collection rates. We are hopeful that federal or state governments will soon take action to help the hospital industry deal with this serious problem.

  But our single greatest challenge continues to be generating growth in patient volumes. Tenet's Chief Operating Officer, Reynold Jennings, is leading strong actions to rebuild our volumes. These actions include better understanding our physicians' needs and responding to those needs with changes and improvements in our hospitals and operations.

  One of these actions is called the Targeted Growth Initiative, and it is also key to improving patient volumes. This intense effort combines service line profitability assessments with market demand analysis to determine which clinical service lines a community values most and which make the greatest contribution to the success of a hospital. As a result of this in-depth analysis, we are better able to emphasize and market a hospital's highly valued services, and de-emphasize or eliminate the low value services.

        Finally, the company's governance is very sound. We have an excellent and engaged board of directors, which in 2005 was led for the third consecutive year by our non-executive Chairman Edward A. Kangas, former Global Chairman and CEO of Deloitte. We received consistently high governance ratings from Institutional Shareholder Services throughout 2005, and have maintained the highest score for corporate governance of any company in our industry and the second-highest score among all companies in the S&P 500 since October 2005. This should give you confidence that we are managing the company for the long term and with a high level of integrity.

        I am proud of the positive changes we are making at Tenet. We have reinvented this company on a foundation of quality and integrity. Tenet is different and better than ever. Are we finished? Not even close. There is much more work to do. Fortunately, we have a talented and engaged team to get the work done.

        I believe we are on the right course. We must continue to focus on quality: the quality of our product, the quality of our service, the quality of our execution, and the quality of our people. Day in and day out. At every level of every Tenet hospital and office.

        My ongoing confidence about our future comes from the strength of our individual hospitals and the dedication and commitment of our employees. Together we have made great progress across a number of important fronts, and I know we will continue to do so in 2006.

Sincerely,

Trevor Fetter
 President and Chief Executive Officer

PROXY STATEMENT

General Information

        Your proxy is solicited by the Board of Directors of Tenet Healthcare Corporation for use at the Annual Meeting of Shareholders to be held in Dallas, Texas at 8:00 a.m. Central time on Friday, May 12, 2006, and any adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about April 3, 2006.

        You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 4:00 p.m. Central time on May 11, 2006. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The web site for Internet voting is noted on your proxy card. Internet voting also is available 24 hours a day and will be accessible until 4:00 p.m. Central time on May 11, 2006. As with telephone voting, you may confirm that your instructions have been properly recorded. If you choose to vote by mail, please mark your proxy, date and sign it and promptly return it in the postage-paid envelope provided.

        If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you return your proxy card but do not provide instructions, your proxy will be voted in accordance with the Board's recommendations as set forth in this Proxy Statement. You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, or (3) by attending the Annual Meeting and voting in person.

        Holders of our common stock at the close of business on March 15, 2006 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 470,457,595 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

        If your shares of our common stock are held by a broker in street name (which means your shares are registered in the name of your broker) your shares may be voted even if you do not provide your broker with instructions. Brokers have authority under the rules of the New York Stock Exchange to vote shares for which their clients do not provide voting instructions on certain routine matters. Based on the rules of the New York Stock Exchange, we believe the election of directors and the ratification of the selection of our independent registered public accountants are routine matters upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided.

        Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved. A "broker non-vote" occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. There are no non-routine matters on the agenda for this year's Annual Meeting.

        We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

1.     DIRECTOR NOMINEES

Trevor Fetter
Director
Member of Executive Committee
Age: 46

        Mr. Fetter was named President effective November 7, 2002 and was appointed Chief Executive Officer in September 2003. From March 2000 to November 2002, Mr. Fetter was Chief Executive Officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Executive Vice President and Chief Financial Officer, then Chief Corporate Officer and Chief Financial Officer in the Office of the President. Mr. Fetter holds an M.B.A. from the Harvard Business School and a bachelor's degree in economics from Stanford University. Mr. Fetter is a member of the board of directors of Broadlane, Inc., the Tenet Healthcare Foundation, the Federation of American Hospitals and the U.S. Chamber of Commerce. He is also a member of the board of trustees of the Committee of Economic Development. Mr. Fetter has been a director of Tenet since September 2003.

Brenda J. Gaines
Director
Member of Audit Committee and Compensation Committee
Age: 56

        Ms. Gaines served as President and Chief Executive Officer of Diners Club North America, a division of Citigroup, from 2002 until her retirement in March 2004. She also served as President of Diners Club from 1999 to 2002 and held a number of senior management positions within Citigroup since 1988. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Deputy Chief of Staff to the Mayor and Commissioner of Housing. Ms. Gaines currently serves on the board of directors of two other public companies, CNA Financial Corp. and Office Depot, Inc. She is also a director of the March of Dimes and the Economic Club of Chicago. Ms. Gaines received her bachelor's degree from the University of Illinois at Champaign-Urbana and her master's degree in public administration from Roosevelt University in Chicago. Ms. Gaines was elected to the Board in March 2005.

Karen M. Garrison
Director
Member of Nominating and Corporate Governance Committee and Quality, Compliance and    Ethics Committee
Age: 57

        Ms. Garrison served as President of Pitney Bowes Business Services from 1999 to 2004. From 1978 to her retirement in July 2004, she held a number of senior management positions at Pitney Bowes Inc. including Executive Vice President, Vice President of Operations, Vice President of Finance and Chief Financial Officer. Ms. Garrison currently serves on the board of directors of two other public companies, North Fork Bancorporation, Inc. and Standard Parking Corporation. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. Ms. Garrison was elected to the Board in March 2005.

Edward A. Kangas
Chairman
Chair of Executive Committee and Compensation Committee
Age: 61

        Mr. Kangas served as Global Chairman and Chief Executive Officer of Deloitte from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected Managing Partner and Chief Executive Officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas is a director of three other public companies, Eclipsys Corporation, Electronic Data Systems Corporation and Hovnanian Enterprises, Inc. In addition, he is a board member of the National Multiple Sclerosis Society and serves as a trustee of the Committee for Economic Development. He is also a member of Beta Gamma Sigma Directors' Table. Mr. Kangas is currently a member of the board of trustees of the University of Kansas Endowment Association and a member of the University of Kansas Business School Board of Advisors. A certified public accountant, Mr. Kangas holds a bachelor's degree and a master's degree in business administration from the University of Kansas. Mr. Kangas has been a director since April 2003 and was elected Chairman of the Board in July 2003.

J. Robert Kerrey
Director
Chair of Nominating and Corporate Governance Committee and member of Executive
    Committee and Quality, Compliance and Ethics Committee
Age: 62

        Mr. Kerrey has been President of New School University in New York City since January 2001. Prior to becoming President of New School University, Mr. Kerrey served as a U.S. Senator from the State of Nebraska from 1989 to 2000. Prior to his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from 1982 to 1987. Prior to entering public service, Mr. Kerrey founded and operated a chain of restaurants and health clubs. Mr. Kerrey is a director of two other public companies, Jones Apparel Group, Inc. and Genworth Financial, Inc. He is also a director of the Concord Coalition and sits on the Board of Trustees of The Aerospace Corporation. Mr. Kerrey holds a degree in Pharmacy from the University of Nebraska. Mr. Kerrey has been a director since March 2001.

Floyd D. Loop, M.D.
Director
Chair of Quality, Compliance and Ethics Committee and member of Executive Committee and Nominating and Corporate Governance Committee
Age: 69

        Dr. Loop retired as the Chief Executive Officer and Chairman of the Board of Governors of The Cleveland Clinic Foundation in October 2004, a position he held for fifteen years. He currently serves as a consultant to the Foundation. Before becoming the Foundation's Chief Executive Officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was President of the American Association for Thoracic Surgery. Dr. Loop is a director of one other public company, Intuitive Surgical, Inc. He is also a director of Noteworthy Medical Systems, Inc. Dr. Loop holds a bachelor of science degree from Purdue University and received his medical degree from George Washington University. Dr. Loop has been a director since January 1999.

Richard R. Pettingill
Director
Member of Compensation Committee and Quality, Compliance and Ethics Committee
Age: 57

        Mr. Pettingill has been President and Chief Executive Officer of Allina Hospitals and Clinics since October 2002. Prior to serving in this role, he served as Executive Vice President and Chief Operating Officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. He served as President and Chief Executive Officer of Camino Healthcare from 1991 to 1995. Mr. Pettingill is a member of the Board of Directors of Allina and also serves on the Board of Directors for Minnesota Hospital Association, Safest in America and Minnesota Business Partnership. Mr. Pettingill received a bachelor's degree from San Diego State University and a master's degree in health care administration from San Jose State University. Mr. Pettingill has been a director since March 2004.

James A. Unruh
Director
Chair of Audit Committee and member of Executive Committee and Nominating and
    Corporate Governance Committee
Age: 65

        Mr. Unruh has served as Principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the Chairman, President and Chief Executive Officer of Unisys Corporation from 1990 until 1997. Before being named Chief Executive Officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh is a director of three other public companies, CSG Systems International, Inc., Prudential Financial, Inc. and Qwest Communications International. In addition, he serves as a director of various privately-held companies in connection with his position at Alerion. Mr. Unruh received his bachelor's degree in business administration from Jamestown College and his master's degree in business administration from the University of Denver. Mr. Unruh has been a director since June 2004.

J. McDonald Williams
Director
Member of Audit Committee and Compensation Committee
Age: 64

        Mr. Williams served as the Chairman of Trammell Crow Company from 1994 until May 2002. Prior to serving in that role, he was the President and Chief Executive Officer of Trammell Crow from 1990 to 1994 and was managing partner from 1977 to 1990. He is a director of two other public companies, Belo Corp. and Trammell Crow, where he serves as Chairman Emeritus. In 1995, Mr. Williams founded the Foundation for Community Empowerment to assist in redeveloping low-income neighborhoods in Dallas. He also serves on the boards of a number of foundations, including the Dallas Foundation and the Hoblitzelle Foundation. Mr. Williams is a member of the Leadership Council of the University of Texas Southwestern Medical Center and is a trustee of Dallas Medical Resource. Mr. Williams received his bachelor of science degree from Abilene Christian University and his L.L.B. from George Washington University Law School. Mr. Williams was elected to the Board in March 2005.

Nominees and Voting

        On March 2, 2006, the Nominating and Corporate Governance Committee met and recommended that the Board nominate each of directors Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams to stand for election at the Annual Meeting. On March 3, 2006, after considering the Nominating and Corporate Governance Committee's recommendations, the Board nominated each of these nine directors to stand for election at this year's Annual Meeting. Each of these directors was elected by our shareholders at our 2005 Annual Meeting and has consented to stand for election at this year's Annual Meeting.

        Directors are to be elected by a plurality of the votes cast and votes may not be cumulated. The shares represented by proxies solicited by the Board will be voted for directors Fetter, Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams. If any nominee becomes unavailable prior to the Annual Meeting, the Board's proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

Shareholder Approval

        The nine nominees receiving the highest number of affirmative votes of the shares voted shall be elected as directors. Votes withheld from any nominee and broker non-votes are not counted for purposes of election of directors. Unless marked to the contrary, proxies solicited by the Board will be voted FOR the election of each nominee of the Board.

        The Board recommends that shareholders vote FOR its nominees for directors.

STOCK OWNERSHIP OF MANAGEMENT

        The table below indicates the shares, options and other securities beneficially owned by our directors and each of our Named Executive Officers (as defined on page 19) as of March 20, 2006. On that date, each of the individuals listed below, as well as all the current directors and Named Executive Officers as a group, owned less than one percent of the outstanding shares of our common stock and options exercisable within 60 days of that date.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)		Options Exercisable On or Before May 19, 2006
Jennifer Daley, M.D	8,643		54,444
Trevor Fetter	386,548	(3)	1,252,665
Brenda J. Gaines	42,545	(4)	—
Karen M. Garrison	35,383	(5)	—
Reynold J. Jennings	90,798		878,333
Edward A. Kangas	33,028	(6)	54,867
J. Robert Kerrey	57,693	(7)	36,867
Floyd D. Loop, M.D.	41,409	(8)	113,448
Richard R. Pettingill	27,681	(9)	49,904
Timothy E. Pullen	19,677	(10)	107,500
James A. Unruh	27,163	(11)	41,139
E. Peter Urbanowicz	25,257	(12)	216,665
J. McDonald Williams	49,683	(13)	—
Executive officers and directors as a group (13 persons)	845,508		2,805,832

(1)
Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)
As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner's deferred compensation invested in stock units at his or her election under the terms our 2001 Deferred Compensation Plan ("2001 DCP"). (See page 16 for a description of the 2001 DCP). These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted units granted under the terms of our 2001 Stock Incentive Plan ("SIP"). These restricted units are settled in shares of our common stock upon termination of service. (See page 15 for a description of the SIP).

(3)
Includes 10,200 shares held by Mr. Fetter's spouse, 10,000 shares held in trust and 18,798 stock units representing the value of Mr. Fetter's deferred compensation invested in stock units at his election under the terms of the 2001 DCP.

(4)
Includes 8,777 stock units representing the value of Ms. Gaines' deferred compensation invested in stock units at her election under the terms of the 2001 DCP and 33,383 restricted units granted under the SIP.

(5)
Includes 33,383 restricted units granted under the SIP.

(6)
Includes 23,028 restricted units granted under the SIP.

(7)
Includes 31,547 stock units representing the value of Mr. Kerrey's deferred compensation invested in stock units at his election under the terms of the 2001 DCP and 23,028 restricted units granted under the SIP.

(8)
Includes 18,231 stock units representing the value of Dr. Loop's deferred compensation invested in stock units at his election under the terms of the 2001 DCP and 23,028 restricted units granted under the SIP.

(9)
Includes 4,653 stock units representing the value of Mr. Pettingill's deferred compensation invested in stock units at his election under the terms of the 2001 DCP and 23,028 restricted units granted under the SIP.

(10)
These shares are held in trust.

(11)
Includes 4,135 stock units representing the value of Mr. Unruh's deferred compensation invested in stock units at his election under the terms of the 2001 DCP and 23,028 restricted units granted under the SIP.

(12)
Includes 3,500 shares held indirectly in an Individual Retirement Account.

(13)
Includes 33,383 restricted units granted under the SIP.

Tenet's Corporate Governance Principles

        The Board believes that sound principles of corporate governance serve the best interests not only of our shareholders, but also of our other constituencies, such as patients, physicians and nurses who practice at our hospitals, our employees and the communities in which we operate our hospitals. The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. These Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines and Board performance evaluations. Our Corporate Governance Principles may be found in the "Investor Center" section of our website at www.tenethealth.com. A written copy of our Corporate Governance Principles is also available upon request to our Corporate Secretary.

Director Independence

        The Board has adopted the independence standards of the New York Stock Exchange, or NYSE, as a means of determining whether directors have a material relationship with the Company. The Board also considers other relationships and their materiality under the rules of the Securities and Exchange Commission. The Board reviews each director's independence annually and has made the affirmative determination that each of directors Gaines, Garrison, Kangas, Kerrey, Loop, Pettingill, Unruh and Williams has no material relationship with the Company and is independent under the independence standards adopted by the Board.

        In arriving at this determination, the Board considered Ms. Gaines' service as a director of CNA Financial Corp. and Ms. Garrison's service as a director of Standard Parking Corporation. We made payments to both of these companies for services provided in the ordinary course by these companies to our hospitals and subsidiaries during 2005 that amounted to less than 1% of each of their total revenues. The Board also considered Dr. Loop's service as a consultant to the Cleveland Clinic Foundation, which has a partnership with one of our subsidiaries. Payments received from this partnership in 2005 by each of the Foundation and by Tenet were less than 1% of revenues in each case. The Board also took into account that none of our independent directors are employees of any company that has a business relationship with us. Mr. Fetter may not be deemed independent by the Board because he is our Chief Executive Officer.

        In addition to the Board's annual review of director independence, our policies and procedures require us to systematically and periodically review any relationships between our officers and entities with which we do business. Mr. Fetter and several other executive officers own shares in Broadlane, Inc., a former consolidated Tenet subsidiary of which Mr. Fetter serves as a director. Tenet is a significant shareholder of Broadlane and our relationship with Broadlane is more fully described in Note 22 to Tenet's 2005 Annual Report on Form 10-K.

        The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. In addition, the Compensation Committee is composed exclusively of "outside directors" within the meaning of Rule 162(m) of the Internal Revenue Code and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Tenet's Policies on Business Ethics and Conduct

        All of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as compliance with all applicable laws and regulations, appropriate use of our assets, appropriate treatment of patient and company records and avoidance of conflicts of interest. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct and are encouraged to contact our toll-free Ethics Action Line when they have questions about the Standards of Conduct or other ethics concerns. The full text of our Standards of Conduct is published on our web site at www.tenethealth.com. A written copy of our Standards of Conduct is also available upon request to our Corporate Secretary.

Board and Committee Organization

        We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met 13 times during 2005. Our independent Chairman of the Board (or, in the event our Chairman is not independent, a lead independent director) is responsible for coordinating, developing agendas for, and chairing executive sessions with non-management directors. The Board regularly meets in such executive sessions. For purposes of this discussion, Mr. Fetter is considered a management director. All other directors are considered non-management directors. Each incumbent director who served during 2005 participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director. All Board members are expected to attend our annual meeting of shareholders. Eight of our nine directors serving at the time of last year's annual meeting attended the meeting.

        The Board also operates through the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Quality, Compliance and Ethics Committee and Executive Committee. Currently, the Chairman of the Board serves as an ex-officio member of the Audit, Nominating and Corporate Governance, and Quality, Compliance and Ethics committees. As an ex-officio member of these committees, he may, at his discretion, attend committee meetings, participate in discussions and vote on matters under consideration. The Board believes that participation of the Chairman as an ex-officio member in committee matters facilitates communication between the Board and the committees and enables the Chairman to remain apprised of committee matters on an ongoing basis. Each of the Board's committees, except the Executive Committee, operates under a written charter that is reviewed and approved annually by the committee. The Board and each committee may from time to time retain independent advisors and consultants to assist the directors in carrying out their responsibilities.

        The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Quality, Compliance and Ethics Committee charters are available for viewing in the "Investor Center" section of our website at www.tenethealth.com. In addition, written copies of these charters are available upon request to our Corporate Secretary.

Audit Committee

        The Audit Committee consists of directors Unruh (Chair), Gaines and Williams, each of whom the Board has determined is an Audit Committee financial expert as defined by the Securities & Exchange Commission or "SEC." The purposes of the Audit Committee are to provide Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements, (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters, (3) our independent registered public accountants' qualifications, independence and performance, and (4) our internal audit function. The Audit Committee has the sole authority to select and retain our independent registered public accountants. The NYSE has adopted independence and financial literacy standards applicable to all Audit Committee members. All of the current members of the Audit Committee meet those standards. Including one joint meeting with the Quality, Compliance and Ethics Committee, the Audit Committee met 17 times during 2005. The Audit Committee regularly meets in executive session. The Audit Committee Report may be found on page 12.

Compensation Committee

        The Compensation Committee consists of directors Kangas (Chair), Gaines, Pettingill and Williams. The Committee's primary duties and responsibilities include establishing general compensation policies for the Company that support our overall business strategies and objectives and establishing the compensation of our non-employee directors. The Committee also acts on behalf of the Board in administering, or overseeing the administration of, all our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans' assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans. The Compensation Committee met four times during 2005. The Committee regularly meets in executive session. The Compensation Committee Report may be found on page 29.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of directors Kerrey (Chair), Garrison, Loop, and Unruh. The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors. The Nominating and Corporate Governance Committee met five times during 2005. The Committee regularly meets in executive session.

        The Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, or shareholders. Shareholders wishing to recommend director candidates to the Board may do so by writing to the Committee in care of the Corporate Secretary at our office in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

        At a minimum, director candidates should have demonstrated achievement in their particular field of endeavor, significant business or other management experience that would be of value to the Company, an interest in the provision of health care services, integrity and high ethical standards, good communication and leadership skills, and the ability and willingness to commit adequate time and attention to carry out their Board duties effectively.

        The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate's qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates' qualifications, handling background and reference checks and making initial contacts with potential candidates. During 2005, the Committee engaged the services of an outside consultant to assist it in identifying and evaluating director candidates.

Quality, Compliance and Ethics Committee

        The Quality, Compliance and Ethics Committee consists of directors Loop (Chair), Garrison, Kerrey and Pettingill. The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on quality assurance, legal compliance and ethics. The Committee is responsible for overseeing our information, procedures and reporting systems to ensure that: (1) our employees, directors and operations comply with all applicable laws and regulations, particularly those applicable to health care providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries' hospitals deliver quality medical care to their patients. The Committee also reviews proposed related party transactions and determines whether such transactions are appropriate for the Board to consider. Including one joint meeting with the Audit Committee, the Quality, Compliance and Ethics Committee met six times during 2005.

Executive Committee

        The Executive Committee consists of directors Kangas (Chair), Fetter, Kerrey, Loop and Unruh. The Executive Committee, which did not meet during 2005, may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal the bylaws or (4) declare dividends.

Shareholder Communications with the Board of Directors

        Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder's concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

        Other interested parties may make their concerns known to our non-management directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

AUDIT COMMITTEE REPORT

        The Audit Committee is made up of the three members named below. The Board requires that each member of the Committee be an independent director as defined by the New York Stock Exchange rules and the rules of the Securities and Exchange Commission, and each member of the Committee is independent under those criteria. In addition, the Board has determined that each Committee member is an Audit Committee financial expert, as defined by SEC rules, and that each Committee member is financially literate as required by NYSE rules. Director James Unruh serves as Chair of the Committee.

        The Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the Company's independent registered public accountants, KPMG LLP, each Quarterly Report on Form 10-Q filed during fiscal year 2005 (the "Forms 10-Q"), as well as the audited consolidated financial statements and the footnotes thereto in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the "Form 10-K"), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant estimates and judgments and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and the Company's independent registered public accountants each press release concerning earnings prior to it being released.

        During fiscal year 2005, in connection with an SEC investigation, the Committee requested that its independent counsel, using the services of an independent forensic accounting firm, conduct an investigation of allegations made by a former employee that inappropriate contractual allowances for managed care contracts may have been established at three of the Company's California hospitals through at least fiscal year 2001. The Committee expanded the scope of the investigation to determine whether similar issues might have affected other hospitals during the periods mentioned in the allegations and other pertinent periods. Based on the findings of the investigation, and the impact of resulting adjustments, the Committee determined that it was necessary for the Company to restate its previously reported financial statements for the fiscal years ended May 31, 1999, 2000, 2001 and 2002, the seven-month transition period ended December 31, 2002, the calendar years ended December 31, 2003 and 2004, and the 2005 quarterly periods. Further information regarding these restatements can be found in the Company's 2005 Annual Report on Form 10-K.

        The Company's independent registered public accountants are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with the independent registered public accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Committee with the Company's independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), Statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications). The Company's independent registered public accountants have expressed an opinion in their Report of Independent Registered Public Accounting Firm that the Company's fiscal year 2005 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

        During fiscal year 2005, the Committee was provided updates on, monitored, and discussed with management the status of the Company's compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and approved the inclusion of management's report on such assessment in its Form 10-K filing. Our independent registered public accountants have audited and also expressed an opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2005.

        The Committee discussed with the independent registered public accountants the independent registered public accountants' independence from management and the Company, and received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent registered public accountants are independent, the Committee considered, among other factors, whether the non-audit services provided by KPMG LLP (as described below) were compatible with their independence. The Committee also retained KPMG LLP and made it clear to the independent registered public accountants that the independent registered public accountants report directly to the Committee and not to management.

        The Committee discussed with the Company's internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and independent registered public accountants to discuss, among other matters, the results of their audits, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the Company's fiscal year 2005 audited consolidated financial statements, as well as the restated financial results for the prior years noted above, be included in the Form 10-K and filed with the SEC.

Members of the Audit Committee

James Unruh, Chair
Brenda J. Gaines
J. McDonald Williams

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2005	Year Ended December 31, 2004
Audit fees(1)	$7,579,864	$4,303,000
Audit-related fees(2)	1,983,050	1,956,784
Tax fees(3)	149,346	474,455
All other fees(4)	2,350	140,260

(1)
Audit fees include professional fees paid by us to KPMG LLP in connection with the audit of our annual consolidated financial statements and KPMG LLP's review of our quarterly financial statements. This amount also includes fees related to the audit of internal control over financial reporting, performed in relation to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the 2005 audit fees include fees related to the independent investigation and resulting restatement of financial results.

(2)
Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, divestiture audits, financial statements of employee benefit plans, agreed-upon procedures, assistance with due diligence, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)
Tax fees consisted principally of professional fees for tax compliance, tax advice and tax planning.

(4)
All other fees consisted of various advisory services.

        The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee has pre-approved all such fees paid to KPMG LLP.

DIRECTOR COMPENSATION

        During 2005, our non-employee directors, which includes all our directors except Mr. Fetter, each received a $65,000 annual retainer fee (pro-rated for partial year service). The non-employee directors also received $1,500 per Board meeting and $1,200 per committee meeting attended. Each non-employee director serving as the chair of a committee received an annual fee of $12,000 (pro-rated for partial year service). Our independent Chairman of the Board received an annual fee of $135,000 in addition to other Board and committee compensation (including meetings of committees as to which he attends in an ex officio capacity). All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

2001 Stock Incentive Plan

        Our Third Amended and Restated 2001 Stock Incentive Plan, or SIP, which was originally approved by our shareholders at the 2001 annual meeting of shareholders, promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain management level employees and directors with training, experience and ability, encouraging the highest level of performance, and providing management level employees and directors with a proprietary interest in our financial success and growth.

        The SIP is administered by the Compensation Committee. All of our non-employee directors are eligible to participate in the SIP. Under the terms of the SIP, the Board determines awards to be granted to each non-employee director. The Board currently grants restricted units to non-employee directors on an annual basis pursuant to a formula under which each non-employee director receives that number of restricted units equal to two times the then-existing annual director retainer fee divided by the closing price of our common stock on the NYSE on the date of the grant. The restricted units are automatically granted to non-employee directors on the first business day following the annual shareholder meeting.

        On May 27, 2005, based on an NYSE closing price of $12.00 per share, each non-employee director was granted 10,833 restricted units pursuant to the foregoing formula. Each such restricted unit is subject to a three-year vesting period under the terms of the SIP, provided that the units will fully vest upon a director's termination of service and are not forfeitable. Each restricted unit is settled in shares of our common stock. Regardless of vesting status, settlement of these units will not occur until the termination of service on the Board.

        On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic restricted unit grant equal to four times the then-existing annual director retainer fee divided by the closing price of our common stock on the NYSE on the date of the grant. On March 31, 2005, Ms. Gaines, Ms. Garrison and Mr. Williams each received 22,550 restricted units in accordance with this formula.

        Prior to August 2004, director awards under the SIP were made in the form of stock options rather than restricted units. If a non-employee director is removed from office by our shareholders, is not nominated for re-election by the Board or is nominated by the Board but is not re-elected by our shareholders, any options granted under the SIP will expire one year after the date of removal or failure to be elected, unless during such one-year period the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire one year after the date of death or permanent and total disability. If the non-employee director retires, the options granted under the SIP will continue to vest, be exercisable and expire in accordance with their terms. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, the options granted under the SIP will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

        The SIP also provides for all outstanding awards that are not vested fully to vest fully without restrictions in the event of certain conditions, including our dissolution or liquidation, a reorganization, merger or consolidation that results in our not being the surviving corporation, or upon the sale of all or substantially all of our assets, unless provisions are made in connection with such transaction for the continuance of the SIP with adjustments appropriate to the circumstances.

        In addition, upon the occurrence of a change of control, any options held by non-employee directors that have not already vested will fully vest and any restrictions upon exercise will immediately cease. For purposes of the SIP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) any entity makes a filing under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to us which discloses an intent to acquire control of the Company in a transaction or series of transactions not approved by the Board.

Stock Ownership and Stock Option Exercise/Restricted Stock Vesting Retention Guidelines

        The Board has adopted stock ownership guidelines that require each director to own shares of our stock with a value equal to three times the annual retainer by the later of March 11, 2008 or five years after the date on which the director joins the Board. The Board has also adopted stock retention guidelines that require directors who have not satisfied their ownership guidelines to hold for at least one year all of the "net shares" received upon the exercise of stock options or vesting of restricted units. For this purpose, "net shares" means the number of shares obtained by exercising the option or upon restricted unit vesting, less the number of any shares sold to pay the exercise price of the option and any taxes and transaction costs due upon the exercise or vesting.

Deferred Compensation Plan

        Under the Seventh Amended and Restated Tenet 2001 Deferred Compensation Plan (the "2001 DCP") and the Tenet 2006 Deferred Compensation Plan (the "2006 DCP"), directors and eligible employees may defer all or a portion of their compensation paid during the calendar year. For purposes of directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees paid during the fiscal year. Individuals who elect to defer all or a portion of their compensation may request that the following types of investment crediting rates be applied to their deferred compensation: an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds; or a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Deferred compensation invested in stock units may not be transferred out of stock units. Compensation deferred by directors is distributed when service on the Board terminates (unless the director has timely elected an earlier distribution with respect to amounts deferred after 2004) and is paid either in a lump sum or in equal monthly installments over a period of up to 15 years, depending on the value and investment of such account and the instruction of the director. Amounts deferred on and after 2005 may also be withdrawn if a director incurs an unforeseeable emergency, in which case such director's deferrals will be suspended for a period of time specified under the plans.

        In February 2006, we amended the 2001 DCP and adopted the 2006 DCP in order to comply with the requirements of the American Jobs Creation Act of 2004 (the "JOBS Act"), which was codified by Section 409A of the Internal Revenue Code of 1986, as amended (the "IRS Code"). Deferrals elected with respect to compensation otherwise payable in calendar years beginning before January 1, 2006 are subject to the terms of the 2001 DCP. Deferrals elected with respect to compensation otherwise payable in calendar years beginning on and after January 1, 2006 are subject to the terms of the 2006 DCP. We intend to eventually transfer amounts deferred after 2004 under the 2001 DCP into the 2006 DCP. Some of the changes made to the 2001 DCP and similarly adopted in the 2006 DCP required under the JOBS Act include delaying the payment of deferred compensation plan benefits to key employees for a period of six months following termination of employment (other than a termination due to death) and eliminating provisions which allow acceleration in the payment of deferred compensation benefits. The 2006 DCP also permits the deferral of the receipt of restricted units awarded under the SIP.

        We established a trust for the purpose of securing our obligations to make distributions under the 2001 DCP and 2006 DCP. The trust is a "rabbi trust" and as of December 31, 2005, it held 2,986,749 shares of our common stock. The trustee will make required payments to participants in the event that we fail to make such payments for any reason other than our insolvency, and may sell the shares from time to time to obtain funds for such payments. In the event of our insolvency, the assets of the trust will be subject to the claims of our general creditors. In the event of a change of control as defined under the 2001 DCP, we are required to fund the trust in an amount that is sufficient, together with all assets then held by the trust, to pay each participant the benefits to which the participant would be entitled as of the date of the change of control.

        For purposes of the 2001 DCP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of August 1, 2000, constitute the Board (the "DCP Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the DCP Incumbent Board and elected to the Board after August 1, 2000 will be deemed to be included in the DCP Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the DCP Incumbent Board) will be deemed not to be included in the DCP Incumbent Board.

Directors Retirement Plan

        Our Directors Retirement Plan, or DRP, was discontinued as to all directors joining the Board after October 6, 1999. Only non-employee director Loop participates in the DRP. All of our other non-employee directors are not eligible to participate because they joined the Board after October 6, 1999. Because Mr. Fetter is an employee director he is not eligible to participate.

        Under the DRP, we are obligated to pay to a participating director an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $65,000) at the time an eligible director retires and (y) $25,000, increased by a compounded rate of six percent per year from 1985 to the directors' termination of service. The retirement benefits are paid monthly.

        A director's interest in the retirement benefit becomes partially vested after five years of service as a director and fully vested after 10 years of service as a director. Participants may elect to receive the retirement benefits in the form of a joint and survivor annuity.

        Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated for any reason other than death prior to normal retirement, so long as the director has completed at least five years of service. In the event of a change of control followed by a director's termination of service or a director's failure to be re-elected upon the expiration of his or her term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

Directors Life Insurance Program

        Our Directors Life Insurance Program was discontinued as to all directors joining the Board after October 6, 1999. As of December 31, 2003, non-employee director Loop had elected to participate in the Program and life insurance policies had been purchased by policy owner on his life and on the life of another person designated by him. All of our other non-employee directors are not eligible to participate in the Program because they joined the Board after October 6, 1999. Because Mr. Fetter is an employee director he is not eligible to participate.

        Under the Program, we may enter into a split-dollar life insurance agreement with a policy owner designated by a director providing for the purchase of a joint life, second-to-die, life insurance policy insuring the lives of the director and another person designated by the director. The amount of insurance purchased will be sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries designated by the policy owner, and to allow us to recover the premiums we have paid towards keeping the policies in force until the deaths of both the director and the designated other person.

        Each year the policy owner pays to the insurer the cost of the term portion of the policy and we pay a taxable bonus to each participating director in the amount that approximates the cost of a one-year $1,000,000 non-renewable term life insurance policy. A participating director may choose to reimburse the policy owner for the amount paid for the term portion of the policy. We pay the full cost of the policy, less the amount paid by the policy owner each year for the term portion of the policy, in annual installments over approximately seven years.

EXECUTIVE OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation paid by us for the fiscal years ended December 31, 2005, 2004 and 2003 to our Chief Executive Officer and our four most highly compensated other executive officers during fiscal year 2005 (collectively, the "Named Executive Officers").

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)(3)		Securities Underlying Options(#)	All Other Compensation ($)(4)
Fetter CEO and President	2005 2004 2003	1,065,346 1,090,384 848,539	1,165,291 864,749 262,500	334,479 1,697,543 1,250,125	(5) (5) (5)	1,848,206 1,128,281 3,728,000	(6)	469,333 469,333 350,000	41,722 14,330 33,516
Jennings Chief Operating Officer	2005 2004 2003	710,231 708,461 562,693	635,703 454,790 84,015	-0- -0- -0-		680,297 440,359 -0-		183,333 183,333 75,000	15,115 11,055 10,490
Pullen Interim CFO and Chief Accounting Officer	2005 2004 2003	398,654 389,423 339,196	238,809 168,458 42,634	-0- -0- -0-		189,360 180,150 -0-		60,000 75,000 -0-	13,765 12,424 16,670
Urbanowicz General Counsel	2005 2004 2003	468,269 467,308 -0-	326,156 235,841 -0-	-0- 231,716 200,000	(7) (7)	385,737 320,259 -0-		133,333 133,333 125,000	14,150 13,885 -0-
Daley, M.D. Chief Medical Officer, SVP, Clinical Quality	2005 2004 2003	365,261 369,346 328,848	199,764 146,698 37,058	63,145 92,868 -0-	(8) (8)	192,863 128,099 -0-		56,667 53,333 -0-	19,230 5,125 1,759

(1)
Includes compensation deferred at the election of the executive or as determined by the Compensation Committee.

(2)
A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.

(3)
The totals for 2005 in this column represent the value of restricted units granted on February 17, 2005 to Mr. Fetter based on the closing price of our common stock of $10.63 per share on the grant date and on February 16, 2005 to the other Named Executive Officers based on the closing price of $10.52 per share on the grant date. These units, which vest ratably on the first three anniversary dates of the grant date and are settled in shares of our common stock upon vesting, were granted in the following amounts: Mr. Fetter: 173,867, Mr. Jennings: 64,667, Mr. Pullen: 18,000, Mr. Urbanowicz: 36,667 and Dr. Daley: 18,333. Restricted units are granted under our Third Amended and Restated 2001 Stock Incentive Plan, a description of which can be found on page 15.

  The totals for 2004 in this column represent the value of restricted units granted on March 4, 2004 to Mr. Fetter based on the closing price of our common stock of $12.02 per share on the grant date and on March 3, 2004 to the other Named Executive Officers based on the closing price of $12.01 per share on the grant date. These units, which vest ratably on the first three anniversary dates of the grant date and are settled in shares of our common stock upon vesting, were granted in the following amounts: Mr. Fetter: 93,867, Mr. Jennings: 36,666, Mr. Pullen: 15,000, Mr. Urbanowicz: 26,666 and Dr. Daley: 10,666. Unvested restricted units are not entitled to dividends; we currently do not pay dividends on our common stock.

  Based on the closing price of our common stock of $7.66 per share on December 31, 2005, the value of the aggregate restricted stock (see footnote 6 below) and restricted unit holdings by Named Executive Officers at the end of fiscal year 2005 was as follows:

Name	Number of Restricted Stock Holdings	Value of Restricted Stock Holdings
Fetter	369,779	$2,832,507
Jennings	89,111	$682,590
Pullen	104,993	$804,246
Urbanowicz	54,445	$417,049
Daley, M.D.	37,444	$286,821
(4)
The aggregate amounts set forth in "All Other Compensation" include the following: (i) matching contributions to the Tenet Healthcare Corporation 401(k) Retirement Savings Plan (the "401(k) Plan"), (ii) matching contributions to the Seventh Amended and Restated 2001 Deferred Compensation Plan, a description of which can be found on page 16, as a result of IRS limitations on amounts that may be deferred under the 401(k) Plan and (iii) certain amounts paid with respect to life, accidental death and dismemberment and long-term disability insurance policies that are provided to individuals who are eligible to participate in our Supplemental Executive Retirement Plan ("SERP"), a description of which can be found on page 23. The following table reflects the amount of each of the foregoing paid to each of the Named Executive Officers in fiscal year 2005.

	Fetter	Jennings	Pullen	Urbanowicz	Daley, M.D.
401(k) Plan	10,500	10,500	10,500	10,500	10,500
Deferred Compensation Plan	27,127	-0-	-0-	-0-	5,379
SERP Life and Disability Insurance	4,095	4,615	3,265	3,650	3,351
(5)
The totals for fiscal years 2005 and 2004, respectively, include $200,222 and $1,598,462 of relocation-related expenses reimbursed to Mr. Fetter in accordance with our headquarters relocation policy described in the Compensation Committee Report on page 29. Most of the 2004 expenses consisted of reimbursement of taxes paid by Mr. Fetter in connection with the sale of his residence. The total for fiscal year 2003 includes $1,201,746 of relocation-related expenses, principally consisting of reimbursement of a loss on sale, reimbursed to Mr. Fetter pursuant to his November 2002 employment letter.

(6)
Pursuant to a restricted stock agreement we entered into with Mr. Fetter on January 21, 2003, we granted Mr. Fetter 200,000 shares of restricted stock. A condition of this grant required Mr. Fetter to purchase 100,000 shares of our common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of common stock and was granted 200,000 shares of unvested restricted stock. The value of this restricted stock is based on the closing price of $18.64 per share of our common stock on the date of the grant. The restricted stock vests as follows: (1) one-third vested on January 21, 2005; (2) an additional one-third vested on January 21, 2006; and (3) the balance will vest on January 21, 2007. Although these restricted shares would be eligible to receive dividends in the event a common share dividend was ever declared, we currently do not pay dividends on our common stock. The number and value of Mr. Fetter's restricted shares as of the end of our last completed fiscal year are included in the table in footnote 3 above.

(7)
The total for fiscal year 2004 includes $78,087 of relocation-related expenses reimbursed to Mr. Urbanowicz for his relocation to Santa Barbara pursuant to his December 2003 employment letter and $96,323 of relocation expenses reimbursed to Mr. Urbanowicz for his subsequent relocation to Dallas in accordance with our headquarters relocation policy described in the Compensation Committee Report on page 29. The amount for fiscal year 2003 represents a relocation assistance payment to Mr. Urbanowicz pursuant to his December 2003 employment letter.

(8)
The totals for fiscal years 2005 and 2004, respectively, include $36,123 and $56,002 of imputed income for expenses incurred by us with respect to Dr. Daley's travel between her home state and our corporate headquarters in Dallas.

OPTION GRANTS DURING FISCAL YEAR 2005

        The following table sets forth information concerning options granted to the Named Executive Officers during 2005. These options were granted under our Third Amended and Restated 2001 Stock Incentive Plan, a description of which can be found on page 15.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2005(2)	Exercise Price ($/Share)(3)	Expiration Date	Grant Date Present Value($)(4)
Fetter	469,333	7.96	10.63	February 17, 2015	2,285,652
Jennings	183,333	3.11	10.52	February 16, 2015	698,499
Pullen	60,000	1.02	10.52	February 16, 2015	228,600
Urbanowicz	133,333	2.26	10.52	February 16, 2015	507,999
Daley, M.D.	56,667	0.96	10.52	February 16, 2015	215,901

(1)
These options vest ratably over a three-year period from the date of grant.

(2)
The percentages shown are percentages of the total number of options granted to employees to purchase our common stock.

(3)
All options to purchase our common stock are exercisable at a price equal to the closing price of our common stock on the date of grant.

(4)
The Grant Date Present Values of the options granted to the Named Executive Officers during fiscal year 2005 were derived using a standard Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate the values for the options granted to our Named Executive Officers were as follows:

Date of Grant	02/16/2005	02/17/2005
Stock Price	$10.52	$10.63
Exercise Price	$10.52	$10.63
Expected Dividend Yield	0%	0%
Expected Volatility	40.0%	40.0%
"Risk Free" Interest Rate	3.67%	3.89%
Expected Life (Years)	4.00	6.25
Present Value/Option	$3.81	$4.87

  The Expected Volatility is derived using daily data drawn from the seven years preceding the date of grant. The Risk Free Interest Rate is the approximate yield on five- and seven-year United States Treasury Bonds on the date of grant. The Expected Life is an estimate of the number of years the option will be held before it is exercised and has been based on analyses of historical exercise patterns. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

  The Black-Scholes model is one accepted method of valuing options. The actual value of the options may be significantly different and the value ultimately realized, if any, will depend on the amount by which the market price of our common stock on the date of exercise exceeds the exercise price.

OPTION EXERCISES AND YEAR-END VALUE TABLE
DECEMBER 31, 2005

        The following table sets forth information concerning options exercised by each of the Named Executive Officers during 2005 and unexercised options held by each of them as of December 31, 2005.

			Number of Unexercised Options at 12/31/2005 (#)		Value of Unexercised In-the-Money Options at 12/31/2005($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Fetter	-0-	-0-	939,777	898,889	0.00	0.00
Jennings	-0-	-0-	731,111	330,555	0.00	0.00
Pullen	-0-	-0-	62,500	110,000	0.00	0.00
Urbanowicz	-0-	-0-	127,777	263,889	0.00	0.00
Daley, M.D.	-0-	-0-	17,777	92,223	0.00	0.00

(1)
Based on the $7.66 per share closing price of our common stock on December 31, 2005.

Stock Ownership and Stock Option Exercise/Restricted Stock Vesting Retention Guidelines

        The Board has adopted stock ownership and stock option exercise retention guidelines for our senior officers to align the personal interests of senior officers with those of our shareholders. The stock ownership guidelines require each senior officer to own shares of our stock with a value equal to the following multiples of his or her salary. The ownership guidelines must be met by the later of March 11, 2008 or five years from the date on which an individual becomes a senior officer.

Title	Multiple of Base Salary
CEO	5x
President	4x
EVP and others above SVP	2x
SVP	1x

        The Board has also adopted stock retention guidelines that require all officers with the title of senior vice president or above who have not satisfied their stock ownership guidelines to hold for at least one year all the "net shares" received upon the exercise of stock options or vesting of restricted units. For this purpose, "net shares" means the number of shares obtained by exercising the option or upon restricted unit vesting, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise or vesting.

Supplemental Executive Retirement Plan

        The Supplemental Executive Retirement Plan, or SERP, provides our Named Executive Officers (and certain other executives, collectively referred to as participants) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 65. At retirement, the monthly benefit paid to a Named Executive Officer (and each other SERP participant) will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with a maximum of 20 years; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7 percent, to reduce this benefit to reflect the projected benefit from our other retirement benefits available to the participant and from Social Security. The monthly benefit is reduced in the event of a participant's early retirement or termination of employment prior to age 62 by 3.0 percent for each year early retirement or termination occurs before age 62, subject to a maximum reduction of 21 percent. SERP benefits are further reduced, as described below, if benefits begin to be paid prior to age 62 by reason of early retirement, as defined in the SERP. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62.

        For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, "earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and non-cash compensation. In fiscal year 1997, the SERP was amended to provide that, for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, "earnings" means the participant's base salary and annual cash bonus, but not automobile and other allowances and other cash and non-cash compensation.

        The SERP also was amended in fiscal year 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for early retirement (retirement before age 65) for benefits received prior to age 62 was reduced from 5.04 percent to 3.0 percent per year and the maximum of such yearly reductions was reduced from 35.28 percent to 21 percent; (ii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of earnings; and (iii) the annual eight percent cap on increases in earnings that had been in effect was eliminated.

        In 2004, the SERP was again amended in order to comply with requirements of the JOBS Act. As a result of this amendment, participants may not elect to receive lump sum distributions, and payment of benefits to "key employees" as defined under the JOBS Act on account of a separation from service will be delayed for a period of six months following such separation. In addition, the following changes to the SERP were also required by the JOBS Act. First, effective as of January 1, 2005, if a participant desires to receive a distribution of benefits on account of early retirement as defined in the SERP, such participant must make an irrevocable election within the 30-day period following his or her enrollment in the SERP. Second, the distribution provisions on account of a change in control, as defined in the SERP, were modified to provide for the payment of an unreduced SERP benefit upon the later of a participant's termination of employment or the attainment of age 60 following a change in control. Any early retirement benefit election will be automatically canceled upon the occurrence of a change in control, as defined in the SERP, and the payment of SERP benefits will be subject to the six month delay applicable to key employees described above. The change of control benefits are described more fully below.

        In the event of a change of control, the Named Executive Officers (and all other SERP participants) will be deemed fully vested in the SERP for all years of service to the Company and its subsidiaries without regard to actual years of service and will be entitled to normal retirement benefits without reduction on or after the later of their termination of employment or attainment of age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and is terminated without cause, as defined in the SERP, within two years of a change of control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction commencing on the first day of the month following the later of the date of such termination of employment or the participant's attainment of age 60. In addition, the "earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude other cash and non-cash compensation.

        The SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a change of control in accordance with the rules set forth in Section 280G of the IRS Code when added to (y) the present value of all other payments that are payable to a participant and are contingent upon a change of control, exceed an amount equal to 299 percent of the participant's "base amount" as that term is defined in Section 280G of the IRS Code and provides for the reduction of benefits payable under the SERP to achieve that result.

        We established a trust for the purpose of securing our obligation to make distributions under the SERP. The trust is a "rabbi trust," and as of December 31, 2005, it was funded with 3,750,000 shares of our common stock. The trustee will make required payments to participants or their beneficiaries in the event that we fail to make such payments for any reason other than our insolvency. In the event of our insolvency, the assets of the SERP Trust will be subject to the claims of our general creditors. In the event of a change of control, we are required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant or beneficiary, on a pretax basis, the benefits to which the participant or the beneficiary would be entitled as of the date of the change of control.

        The table below presents the estimated maximum annual retirement benefits payable to the Named Executive Officers under the SERP.

Pension Plan Table
(Supplemental Executive Retirement Plan)(1)

	Estimated Annual Retirement Benefit For Years of Service Indicated($)
Earnings($)(2)	5 Years	10 Years	15 Years	20 Years(3)
700,000	94,500	189,000	283,500	378,000
900,000	121,500	243,000	364,500	486,000
1,100,000	148,500	297,000	445,500	594,000
1,300,000	175,500	351,000	526,500	702,000
1,500,000	202,500	405,000	607,500	810,000

(1)
The benefits listed are subject to reduction for projected benefits from the 401K Plan, the DCP and Social Security. The effect of these reductions is not included in the table.

(2)
As defined above.

(3)
The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

        As of December 31, 2005, "earnings" for purposes of determining benefits under the SERP for the Named Executive Officers were as follows: Dr. Daley, $479,028; Mr. Fetter, $1,087,008; Mr. Jennings, $1,048,992; Mr. Pullen, $630,000; and Mr. Urbanowicz, $728,040. As of December 31, 2005, the estimated credited years of service for the Named Executive Officers under the SERP were as follows: Dr. Daley, 2 years; Mr. Fetter, 10 years; Mr. Jennings, 15 years; Mr. Pullen, 20 years; and Mr. Urbanowicz, 2 years.

        We purchased insurance policies on the lives of certain current and past participants in the SERP to reimburse us, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that our original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

Employment Agreements

Mr. Fetter

        Mr. Fetter was named Chief Executive Officer effective September 12, 2003. Mr. Fetter had been serving as acting Chief Executive Officer since May 2003. The terms of his employment as our President and Chief Executive Officer are set forth in letters dated November 7, 2002 and September 15, 2003 and a memorandum dated as of September 15, 2003, which remain in effect. The 2002/2003 correspondence sets an initial base salary, sets his target award percentage for purposes of annual incentive awards and provides for two separate grants of 350,000 and 450,000 options to acquire our common stock. The 2002/2003 correspondence also provides for future option grants in accordance with our then existing Chief Executive Officer option grant guidelines and states that Mr. Fetter is entitled to participate in our incentive, retirement, health and welfare and other benefit plans. Copies of the November 7, 2002 and the September 15, 2003 letters were filed as exhibits to our Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2002 and September 30, 2003, respectively.

        Pursuant to a restricted stock agreement we entered into with Mr. Fetter on January 21, 2003, we granted Mr. Fetter 200,000 shares of restricted stock. A condition of this grant required Mr. Fetter to purchase 100,000 shares of our common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of common stock and was granted 200,000 shares of unvested restricted stock. The restricted stock is described in more detail in footnote 6 to the Summary Compensation Table above and a copy of the restricted stock agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2003.

Mr. Jennings

        Mr. Jennings was named Chief Operating Officer effective February 9, 2004. The terms of his employment as our Chief Operating Officer are set forth in a letter dated January 30, 2004, which remains in effect. The letter sets an initial base salary, sets his target award percentage for purposes of annual incentive awards, provides for a recommendation for future option grants and states that Mr. Jennings is entitled to participate in our retirement, health and welfare and other benefit plans. A copy of the January 30, 2004 letter was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003.

Mr. Pullen

        Mr. Pullen has served as interim Chief Financial Officer since November 2005. He was named Executive Vice President and Chief Accounting Officer effective August 15, 2003. The terms of his employment as our interim Chief Financial Officer and Chief Accounting Officer are set forth in letters dated November 17, 2003 and January 3, 2006, which remain in effect. The November 17, 2003 letter sets an initial base salary, sets his target award percentage for purposes of annual incentive awards, provides for a recommendation for future option grants and restricted units and states that Mr. Pullen is entitled to participate in our retirement, health and welfare and other benefit plans. The January 3, 2006 letter adjusts his base salary in connection with his position as interim Chief Financial Officer and amends the terms of his severance benefits. Copies of the November 17, 2003 letter and the January 3, 2006 letter were filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005.

Mr. Urbanowicz

        Mr. Urbanowicz was named General Counsel effective December 22, 2003. The terms of his employment as our General Counsel are set forth in a letter dated December 22, 2003, which remains in effect. The letter sets an initial base salary, sets his target award percentage for purposes of annual incentive awards, provides for a recommendation for future option grants and states that Mr. Urbanowicz is entitled to participate in our retirement, health and welfare and other benefit plans. A copy of the December 22, 2003 letter was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003.

Dr. Daley

        Dr. Daley was named Senior Vice President, Clinical Quality effective February 2, 2003. Dr. Daley had been serving as the Company's Vice President, Clinical Effectiveness since July 8, 2002. The terms of her employment as our Senior Vice President, Clinical Quality, are set forth in a letter dated October 20, 2003, which remains in effect. The letter sets an initial base salary, sets her target award percentage for purposes of annual incentive awards, provides for eligibility in the Company's stock incentive award plan and states that Dr. Daley will participate in our retirement, health and welfare and other benefit plans. A copy of the October 20, 2003 letter was filed as an exhibit to our Annual report on Form 10-K for the year ended December 31, 2005.

Executive Severance Protection Plan

        In January 2003, the Board adopted the Tenet Executive Severance Protection Plan ("TESPP"), which is a comprehensive severance policy for officers at or above the senior vice president level that replaced all then existing severance agreements and arrangements that these individuals may have had. Each of the Named Executive Officers participates in the TESPP and is entitled to certain severance payments and other benefits if his or her employment is terminated for certain reasons ("qualifying terminations") or if there is a change of control of the Company. The qualifying terminations covered by the plan include (1) involuntary termination without "cause" and (2) resignation as a result of: (a) a material reduction in job duties; (b) a 10 percent or more reduction in combined base salary and target bonus; (c) a material reduction in retirement or supplemental retirement benefits; or (d) in some cases, an involuntary relocation of the Named Executive Officer's primary workplace more than 50 miles from its current location. The term "cause" includes dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, a material failure or refusal to perform one's job duties, or other wrongful conduct of a similar nature and degree.

        Upon a qualifying termination, Named Executive Officers are entitled to receive, for either a two or three year period following termination, annual severance payments equal to annual salary, and in some cases target bonus, as of the date of the termination. The period in which these payments are made is referred to as the "severance period." During the severance period, Named Executive Officers will continue to receive health and welfare benefits, a car allowance, age and service credit for purposes of our SERP, and certain other benefits and perquisites, including relocation benefits if the Named Executive Officer is otherwise entitled to such benefits. Some health and welfare benefits are reduced to the extent if the Named Executive Officer receives comparable benefits through other employment during the severance period. Also, any restricted units will immediately vest and be paid and any options will immediately vest and be exercisable until the end of the severance period, unless by their terms they expire sooner. A Named Executive Officer who attains retirement age during the severance period will be treated as a retiree and any vested options held by the individual will continue to be exercisable for the term of the options.

        In the event of a change of control, a Named Executive Officer who did not have a qualifying termination will be entitled to the immediate acceleration and vesting of all her or his unvested options and restricted units if such options and restricted units are not assumed and/or substituted with equivalent options and restricted units in connection with the change of control. For purposes of the TESPP, a "change of control" will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "TESPP Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the TESPP Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the TESPP Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the TESPP Incumbent Board) will be deemed not to be included in the TESPP Incumbent Board.

        Pursuant to the requirements of the TESPP, each Named Executive Officer who is the subject of a qualifying termination is required to execute a severance agreement at the time of termination in a form acceptable to us. The severance agreement will obligate the executive to deliver a release of liability to us and agree to certain covenants, including covenants regarding confidentiality of Company information, as a condition to receiving benefits under the TESPP. In 2006 we will be required to amend the TESPP to comply with the requirements of the JOBS Act. Some of the changes required by the JOBS Act will include provisions delaying the payment of severance and other perquisites to Named Executive Officers for a period of six months following a qualifying termination.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board oversees the administration of the Company's executive compensation programs. The Committee is responsible for establishing and interpreting the Company's compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.

        Each member of the Committee has been deemed by the Board of Directors to be an independent director under the New York Stock Exchange corporate governance listing standards. The Board also requires members of the Committee to meet (1) the more stringent independence requirements for audit committee members required by the NYSE and the Securities and Exchange Commission, (2) requirements concerning who is a "non-employee director" under the Securities Exchange Act of 1934, as amended, and (3) the qualifications for compensation committee members required by Section 162(m) of the Internal Revenue Code.

Compensation Philosophy

        The Company's executive compensation program consists of three principal elements: a base salary, a performance-based annual incentive plan and long-term incentives. The purpose of the program is to attract, motivate and retain high quality key executives and managers. The Committee retains a nationally recognized compensation consulting firm to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

        When setting the base and incentive compensation levels for executives, the Committee normally compares such compensation levels with those of our peer companies (including many of the companies in the S&P Healthcare Composite Index referred to in the "Common Stock Performance Graph"). The Committee normally makes such comparison because it believes that it is with these companies that the Company must compete for qualified and experienced executives.

        Consistent with guidelines set in 2003 and followed in 2004 and 2005 by the Committee, overall executive compensation is targeted at the median of the market in both the mix of direct pay elements and total direct compensation value. Individuals may also earn compensation above or below the median based on the Company's performance and their individual contributions. With respect to long-term incentive awards, the Company issues a combination of stock options and restricted units. For the years 2003 through 2005, based on the Company's performance, the Committee believes that the Company's executive compensation overall has been below the median of the market.

Base Salary

        Base salary amounts paid to our Named Executive Officers in 2005 are listed in the "Summary Compensation Table" found on page 19. These salaries, as well as those of other senior management, are reviewed annually by the Committee. The Committee generally sets base salaries at the median of competitive practice, but may on occasion consider other factors in light of the Company's recruitment or retention needs with respect to a particular position. In April 2005, all corporate employees, including the Named Executive Officers, received reduced merit increases of 2% in light of the Company's overall financial performance.

Annual Incentive Plan Awards

        The Committee annually determines awards to be made, if any, under the Company's 2001 Annual Incentive Plan ("AIP"). Each year, the Committee establishes AIP performance goals for the Named Executive Officers for that fiscal year. The Named Executive Officers are eligible to receive a cash award based primarily on the Company's performance compared to those pre-established goals.

        In 2004, we implemented a new approach, the Balanced Scorecard ("BSC"), for measuring hospital, region, and Company performance and determining AIP awards. Prior to implementation of the BSC, the principal performance measures related to earnings. The first full year for which the BSC was in effect and the principal determinant of annual incentive plan awards was 2005. The BSC measures performance in twelve areas across five broad categories: Quality, Service, People, Cost, and Growth. Each metric within the BSC is quantitative. For most of the measures, a region's results are the average of its hospitals' results, and corporate results are the average of all hospital results. Each metric has a discrete weight. The total of all weighted metrics determines a business unit's aggregate BSC score. We may change the weighting of various metrics from year to year as business objectives warrant. The BSC metrics which determine incentive compensation are:

  •
  Quality:

  •
  Review of admissions for consistency with Interqual criteria

  •
  Documentation of standards set by the American Heart Association and American College of Cardiology

  •
  Adherence to best practices of evidenced-based medicine

  •
  Service:

  •
  Patient satisfaction

  •
  Physician satisfaction

  •
  People:

  •
  Employee satisfaction

  •
  Employee turnover

  •
  Cost:

  •
  Earnings before interest, taxes, depreciation, and amortization

  •
  Total cost per adjusted patient day

  •
  Growth:

  •
  Cash collections

  •
  Acute admissions

  •
  Outpatient visits

        The Committee determines a target award for each executive officer designated as a "Covered Employee" under Section 162(m) of the IRS Code, and designates a BSC performance level required to earn the target award, a threshold performance level at which minimum awards are earned, and a performance level that results in a maximum award to be paid. Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect performance. In 2005 we maintained the same target bonus levels as in prior years, and the maximum possible award under the program was equal to two times the target award.

        Awards for executives who are not identified by the Committee as "Covered Employees" under Section 162(m) of the IRS Code may be increased or decreased by the Committee on a discretionary basis. For Covered Employees, discretion may be used only to decrease awards and still have such compensation qualify for tax deduction under 162(m) of the IRS Code.

        For 2005, AIP awards for Covered Employees were based on the Company's Balanced Scorecard measurement process. In 2005 the Company's earnings results were severely impacted by Hurricane Katrina. The Company achieved substantial improvements in quality and physician satisfaction, maintained better than expected cost controls, and improved in almost all other areas of the Balanced Scorecard. The Committee determined that it was appropriate to exclude the Company's Gulf Coast operations, post-Hurricane Katrina, from the BSC calculation. Based on the Company's actual performance relative to all goals on the Balanced Scorecard, the award percentage paid to Named Executive Officers was 99.4% of the target award amount, resulting in awards at approximately the median of competitive practice.

Long-Term Incentives

        The Committee's objective for long-term compensation is to provide executives an interest in common with that of the Company's shareholders, an incentive to enhance long-term shareholder value and an incentive to remain employed with the Company. All long-term incentive compensation awards are made under the Company's Third Amended and Restated 2001 Stock Incentive Plan. The Committee's policy with respect to setting long-term compensation awards is to consider the practices of peer companies, as well as other factors, because the Company must compete with such other companies to attract and retain qualified executives. The Committee receives data provided by its outside compensation consultant with respect to the transfer of market value by peer companies when such companies grant incentive compensation awards. In consultation with its outside advisor, the Committee approves grant guidelines for each executive position, and all positions in the aggregate, based on the median of peer company aggregate market value transfer. In determining specific award amounts granted to senior executives other than the CEO, the Committee reviews management recommendations that are based on the guidelines. In determining the CEO's award, the Committee reviews the grant guidelines in executive session and grants awards consistent with the guidelines. In 2005, the Company made stock option grants and restricted unit grants to the Named Executive Officers consistent with such guidelines.

Report on 2005 Stock Option Exchange Program

        In 2005, our shareholders approved amending the Company's 2001 Stock Incentive Plan to permit a one-time only exchange of certain outstanding options for a lesser number of restricted units. The Board of Directors recommended this option exchange program to our shareholders as a means of providing an incentive for highly-valued employees to remain with the Company and to continue having a vested interest in increasing the value of the Company.

        The Company's directors and 2004 Named Executive Officers were not eligible to participate in the option exchange program. However, two individuals who became Named Executive Officers during fiscal year 2005 were eligible. The following table sets forth the number of options exchanged in the option exchange program by each of the Company's 2005 Named Executive Officers who were eligible to participate in the program.

Ten-Year Options/SAR Repricings(1)

Name	Date	Number of Securities Underlying Options/SARS Repriced or Amended(2)	Market Price of Stock at Time of Repricing or Amendment		Exercise Price at Time of Repricing or Amendment		New Exercise price		Length of Original Option Term Remaining at Date of Repricing or Amendment(4)
Timothy E. Pullen, Interim Chief Financial Officer and Chief Accounting Officer	7/1/05 7/1/05 7/1/05 7/1/05 7/1/05	48,000 12,000 75,000 82,500 115,000	$ $ $ $ $	12.19 12.19 12.19 12.19 12.19	$ $ $ $ $	22.04 19.96 27.21 40.41 17.56	(3 (3 (3 (3 (3	) ) ) ) )	12/2/07 12/1/08 12/5/10 12/4/11 12/10/12
Jennifer Daley, M.D., Chief Medical Officer, SVP, Clinical Quality	7/1/05	33,000		$12.19		$17.56	(3)		12/10/12

(1)
Under the option exchange program, a series of ratios was established such that the value of the restricted units granted was less than or equal to the value of the options surrendered. All participants in the program were required to surrender a larger number of options in exchange for a lesser number of restricted units.

(2)
The options set forth in this table were exchanged for the following number of restricted units: for Mr. Pullen, 76,993; for Dr. Daley, 12,000.

(3)
Restricted units do not have an exercise price.

(4)
The options set forth in this table had an original expiration date as set forth in this column. The restricted units that were granted in exchange for these options do not have an expiration date and vest in annual one-third increments beginning on the first anniversary of the grant date.

Corporate Headquarters Relocation

        In May 2004, the Committee approved a relocation policy to encourage Santa Barbara, California based employees to relocate to Dallas, Texas, as part of the relocation of the Company's corporate headquarters. The policy provided for reimbursement of relocation related expenses, including the tax impact of the relocation. Examples of reimbursable expenses include costs associated with the sale of a Santa Barbara residence and purchase of a Dallas residence, including any related taxes and closing costs, house-hunting expenses, shipment of household goods, temporary housing, if necessary, and similar relocation expenses. The policy was applicable equally to all relocating Santa Barbara employees, regardless of position held. The purpose of the policy was to enable the Company to retain key personnel by protecting them against personal economic losses they would otherwise incur in connection with the relocation.

Compensation for the Chief Executive Officer

        The Board voted to name Mr. Fetter as Chief Executive Officer in 2003. The Committee met in November 2003 and approved the terms of Mr. Fetter's compensation package, including an initial annual base salary of $1,050,000, effective September 12, 2003. Mr. Fetter's salary was increased in April 2005 to $1,071,000 in accordance with the fixed 2% increases given to all corporate employees. In December 2005, the Company discontinued a non-taxable executive medical program for all corporate executives and added the benefit amount to salaries. As such, Mr. Fetter's salary was increased to $1,081,000 in December 2005.

        Based on the AIP goals under the Balanced Scorecard and the target award established by the Committee for fiscal year 2005, Mr. Fetter received an AIP award of $1,165,291, which was 99.4% of his target award for the year.

        In 2003, in connection with his appointment as Chief Executive Officer, the Committee granted Mr. Fetter a one-time promotion option grant to purchase 350,000 shares of common stock at $14.98 per share, which was the closing price of our common stock on the grant date of September 15, 2003. These options vest ratably over a three-year period from the date of grant.

        On January 21, 2003, the Committee granted Mr. Fetter 200,000 restricted shares of common stock pursuant to a restricted stock agreement. A condition of this grant required Mr. Fetter to purchase 100,000 shares of common stock in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of the Company's common stock and was granted 200,000 shares of unvested restricted stock. The vesting of these shares of restricted stock is subject to Mr. Fetter retaining all of the 100,000 shares he purchased in the market. To date, Mr. Fetter has retained all of the 100,000 shares he purchased, and as a result, two-thirds of the 200,000 shares of restricted stock have vested. Provided that the vesting requirements continue to be met, the remaining shares will vest in January 2007.

        In 2005, in accordance with the Company's regularly scheduled annual incentive compensation award process and the guidelines described above, the Committee granted Mr. Fetter 469,333 stock options and 173,867 restricted units. These options and restricted units vest ratably over a three-year period from the date of grant. The restricted units will be settled in shares of common stock upon vesting. Mr. Fetter was excluded from the 2005 Stock Option Exchange Program.

Policy Regarding One Million Dollar Tax Deduction Cap

        Section 162(m) of the IRS Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of the four other most highly compensated executive officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee generally seeks, wherever possible, to structure performance-based compensation, including bonus awards and stock option grants, for Covered Employees in a manner intended to satisfy those requirements.

        The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. In 2005, Mr. Fetter received approximately $667,000 in compensation that is not deductible under Section 162(m). In 2005, no other Named Executive Officer had compensation that is non-deductible under Section 162(m).

Members of the Compensation Committee

Edward A. Kangas, Chair
Brenda J. Gaines
Richard R. Pettingill
J. McDonald Williams

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reynold Jennings

        Mr. Jennings' brother-in-law is President of American Psychiatric Partners, or APP, and is one of four shareholders each of whom owns a 20% equity position in that company. The remaining 20% of the shares are held by APP as treasury stock. On June 1, 2004, APP renewed a management services agreement with our Atlanta Medical Center. This agreement was terminated on December 31, 2005. Under the terms of the agreement, APP provided that hospital with staffing and management services for a community outreach service program for an annual fee. The total amount of payments received by APP in 2005 for these services totaled $483,335. We have been informed by APP that in fiscal 2005 it had annual gross revenues totaling approximately $13 million.

COMMON STOCK PERFORMANCE GRAPH

        The following graph shows the cumulative, five-year total return for our common stock compared to three indices, each of which includes us. The Standard & Poor's 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor's Healthcare Composite Index is a group of 46 companies involved in a variety of health care related businesses. Because the Standard & Poor's Healthcare Composite is heavily weighted by pharmaceutical companies, we believe that at times it may be less useful than the Hospital Management Index included below. We compiled the Hospital Management Index, which consists of publicly traded companies that have as their primary business the management of acute care hospitals and that have been in business for all five of the years shown. These companies are: HCA Inc. (HCA), Health Management Associates, Inc. (HMA), Tenet Healthcare Corporation (THC) and Universal Health Services, Inc. (UHS).

        Performance data assumes that $100.00 was invested on December 31, 2000 in our common stock and each of the indices. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

Comparison of Five Year Cumulative Total Return

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

        Based on reports filed with the SEC since December 12, 2005, each of the following entities owns more than five percent of our outstanding common stock. We know of no other entity or person that beneficially owns more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of March 20, 2006
Franklin Resources, Inc. One Franklin Parkway, Bldg. 920 San Mateo, CA 94403	73,144,898	(1)	15.5%
Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 500 San Diego, CA 92130	66,255,937	(2)	14.1%
Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017	38,283,730	(3)	8.1%
Pacific Financial Research, Inc. 9601 Wilshire Boulevard, Suite 800 Beverly Hills, CA 90210	28,292,710	(4)	6.0%
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	24,690,830	(5)	5.2%

(1)
Based upon a Schedule 13G/A filed jointly with the SEC on January 10, 2006 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. The joint filers reported that certain of their investment advisory subsidiaries and other affiliates have sole voting power with respect to 70,243,891 and sole investment power with respect to 72,055,215 of the shares indicated above.

(2)
Based upon a Schedule 13G/A filed jointly with the SEC on February 14, 2006 by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. The joint filers reported that they have shared voting power with respect to 56,775,266 shares and shared investment power with respect to all of the shares indicated above.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2006 by Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley reported that it has sole voting power with respect to 30,052,130 shares and sole investment power with respect to all of the shares indicated above.

(4)
Based upon a Schedule 13G/A filed with the SEC on December 12, 2005 by Pacific Financial Research, Inc. Pacific reported that it has sole voting power with respect to 25,165,810 shares and sole investment power with respect to 26,979,910 of the shares indicated above.

(5)
Based upon a Schedule 13G filed with the SEC on February 10, 2006 by Massachusetts Financial Services Company. Massachusetts Financial reported that it has sole voting and investment power with respect to all of the shares indicated above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        In fiscal years 2000 and 2001, we granted non-qualified stock options to our employees under our 1999 Broad-Based Stock Incentive Plan. The 1999 Plan was adopted by our Board in 1999 but it was not submitted to our shareholders for approval. With the approval by our shareholders of our 2001 Stock Incentive Plan at the 2001 annual meeting of shareholders, we discontinued the grant of any additional options under the 1999 Plan. We currently grant stock options, as well as restricted units, only under the 2001 Plan. Awards granted under the 1999 Plan vest and may be exercised as determined by the Compensation Committee of the Board. In the event of a change of control, the Compensation Committee may, in its sole discretion, without obtaining shareholder approval, accelerate the vesting or performance periods of the awards. Although the 1999 Plan authorized, in addition to options, the grant of appreciation rights, performance units, restricted units and cash bonus awards, only nonqualified stock options were granted under the 1999 Plan. All options were granted with an exercise price equal to the closing price of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire 10 years from the date of grant.

        The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2005.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	35,901,736		$20.97	33,012,856	(2)
Equity compensation plans not approved by security holders	4,181,221	(1)	$20.09	—
Total	40,082,957		—	33,012,856

(1)
Includes deferred compensation invested in stock units under the 2001 DCP payable in common stock. The potential future dilutive effect of the 2001 DCP due to future investment of deferrals into stock units cannot be estimated. For a description of the material features of the 2001 DCP see "Deferred Compensation Plan" on page 16.

(2)
Includes 1,766,850 shares remaining for issuance pursuant to the Sixth Amended and Restated 1995 Employee Stock Purchase Plan and 31,246,006 shares remaining for issuance under the 2001 Plan. In 2005, our shareholders approved amending the 2001 Plan to remove a limitation on the number of shares of common stock that may be used for grants other than options. Accordingly, all shares available under the 2001 Plan may be used for option-based and all other awards authorized under the 2001 Plan. As approved by our shareholders, option-based awards and stock appreciation rights continue to reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted units, reduce the number of shares available by 1.6 shares for each share subject to such awards.

2.     RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board has selected KPMG LLP to serve as the independent registered public accountants for the fiscal year ending December 31, 2006. KPMG LLP is familiar with our operations and the Audit Committee is satisfied with KPMG LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence.

        KPMG LLP representatives will attend the Annual Meeting and respond to questions where appropriate. KPMG LLP representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

        Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Abstentions and broker non-votes will not be counted. If a favorable vote is not obtained, our auditors will be selected by the Audit Committee of the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG LLP as independent registered public accountants.

        The Board recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

        Any shareholder proposal intended to be presented at the next annual meeting and included in our proxy materials must be received by our Corporate Secretary by December 4, 2006. We will determine whether or not to include any such proposals in the proxy statement in accordance with our bylaws and applicable law, including SEC regulations.

        Our bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give us written notice between January 12, 2007 and February 11, 2007. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com, and any applicable law. Any such nomination or other business will not be included in our proxy materials but may be brought before the meeting.

        Any proposal or nomination that is not timely received by our Corporate Secretary will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our securities. Other than one transaction report inadvertently not filed on a timely basis for each of directors Brenda J. Gaines and J. Robert Kerrey, to our knowledge, all of our directors and executive officers complied with all Section 16(a) filing requirements during fiscal year 2005. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

By Order of the Board of Directors,

E. Peter Urbanowicz Corporate Secretary

Dallas, Texas
April 3, 2006

TENET HEALTHCARE CORPORATION			YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/thc			1-866-860-0408
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

1-866-860-0408
CALL TOLL-FREE TO VOTE

\*/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \*/

Please Complete, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒	Votes MUST be indicated (X) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

1.
Election of the following nominees as Directors:

Nominees:	(1) Trevor Fetter (2) Brenda J. Gaines (3) Karen M. Garrison (4) Edward A. Kangas (5) J. Robert Kerrey (6) Floyd D. Loop, M.D. (7) Richard R. Pettingill (8) James A. Unruh (9) J. McDonald Williams
FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐ *EXCEPTIONS	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of KPMG LLP as independent registered public accountants for the year ending December 31, 2006.	☐	☐	☐

To change your address, please mark this box. ☐

Include changes on reverse side of card.

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

Date	Share Owner sign here	Co-Owner sign here

        YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please vote in one of these ways: (1) visit the web site noted on the reverse side, (2) use the toll-free telephone number shown on the reverse side, or (3) mark, sign, date and promptly return the attached proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

TENET HEALTHCARE CORPORATION
Proxy—Solicited by the Board of Directors

        The undersigned hereby appoints Trevor Fetter and E. Peter Urbanowicz, or either of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2006, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

        THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Please sign on reverse side and return promptly.)

TENET HEALTHCARE CORPORATION
P.O. BOX 11009
NEW YORK, N.Y. 10203-0009

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP OF MANAGEMENT
AUDIT COMMITTEE REPORT
Independent Registered Public Accounting Firm Fees
DIRECTOR COMPENSATION
EXECUTIVE OFFICER COMPENSATION SUMMARY COMPENSATION TABLE
OPTION GRANTS DURING FISCAL YEAR 2005
OPTION EXERCISES AND YEAR-END VALUE TABLE DECEMBER 31, 2005
COMPENSATION COMMITTEE REPORT
Ten-Year Options/SAR Repricings(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMMON STOCK PERFORMANCE GRAPH
Comparison of Five Year Cumulative Total Return
STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE